Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169695) and Form S-3 (Nos. 333-178639 and 333-172716) of Visteon Corporation of our report dated February 27, 2012, except with respect to the effects of the presentation of discontinued operations and the adoption of the new comprehensive income disclosures discussed in Note 2, as to which the date is May 2, 2012, the change in the presentation of the segment disclosures as discussed in Note 19, as to which the date is February 28, 2013, and the change in the corporate cost allocation methodology for segment reporting as discussed in Note 19, as to which the date is February 25, 2014, relating to the financial statements and financial statement schedule of Visteon Corporation which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
February 25, 2014